Clark, Thomas & Winters
A PROFESSIONAL CORPORATION

TELEPHONE (512) 472-8800                                                               POST OFFICE BOX 1148                                                                        FAX (512) 474-1129
AUSTIN, TEXAS  78767

300 WEST 6th STREET, 15TH FLOOR
AUSTIN, TEXAS  78701

March 4, 2011

EXHIBIT 5.14

Entergy Texas, Inc.
639 Loyola Avenue
New Orleans, Louisiana 70113

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (as amended, the “Registration Statement”), including the exhibits thereto, which Entergy Texas, Inc. (the “Company”) proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of its First Mortgage Bonds (the “Bonds”), such Bonds to be issued in one or more new series pursuant to the Company’s Indenture, Deed of Trust and Security Agreement, dated as of October 1, 2008, with The Bank of New York Mellon, as Trustee, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Indenture, Deed of Trust and Security Agreement as so amended and supplemented being hereinafter referred to as the “Indenture”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Indenture.

We, as your special Texas counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purposes of rendering this opinion. As to certain factual matters material to the opinions hereinafter expressed, we have relied, where such reliance is reasonable, upon representations contained in certificates of the Company or its officers and/or directors, on certificates of public officials, and on representations made by the Company in the Registration Statement.

Subject to the qualifications hereinafter expressed, we are of the following opinions:

(1) The Company is a business corporation duly organized and validly existing under the laws of the State of Texas.

(2) The Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Indenture, will be legally issued and will be binding obligations of the Company and will be entitled to the benefit of the security in Texas afforded by the Indenture.

For purposes of the opinions expressed above, we have assumed (a) that the Bonds will be issued and delivered in compliance with appropriate action with regard to the issuance of the Bonds by and before the Federal Energy Regulatory Commission and any other applicable regulatory body, (b) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Board of Directors of the Company or, when authorized, the Executive Committee thereof, (c) amounts to be charged or collected by holders of the Bonds in the nature of interest will not cause the interest charged, paid, or payable on the Bonds to be usurious under applicable law, and (d) at the time the Bonds are issued (i) there shall not have occurred any change in law affecting the validity or enforceability of the Bonds or the Indenture and (ii) none of the terms of the Bonds, nor their issuance, nor the Company’s compliance with the terms of the Bonds will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We have reviewed the statements in the Registration Statement under the caption “Description of the Bonds - Security,” and such statements as to matters of Texas law and legal conclusions under Texas law as are made in the Registration Statement on our authority as experts. Insofar as such statements relate to matters of Texas law and legal conclusions under Texas law, they are true and correct and fairly describe the matters covered thereby, and there are no omissions in such statements of any material fact required to be stated therein or necessary to make such statements not misleading.

This opinion is limited to the laws of the States of Texas and New York and of the United States of America. To the extent that our opinions relate to or are dependent upon matters governed by the laws of the State of New York, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.13 to the Registration Statement.

We express no opinion except as explicitly provided herein, and our opinions are based as of the date hereof and are based, in each case, upon existing laws and regulations effective as of the date hereof and assume the application of such laws and regulations to events that may occur after the date of this letter. We undertake no obligation (a) to advise you of changes that may come to our attention or that become effective after the date hereof or (b) to withdraw, reissue, or supplement the opinions expressed herein as a result of any subsequent change to relevant facts or applicable law or any discovery by us that any assumption or factual conclusion set forth in this letter was incorrect as of the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.14 to the Registration Statement and to the references to our firm in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is rendered to you solely in connection with the above-described matters. This opinion may not be relied on by you for any other purpose or relied on or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Clark, Thomas & Winters
                               A Professional Corporation